Exhibit 10.5

SECOND AMENDMENT TO
SEPARATION BENEFITS PLAN AND EMPLOYMENT AGREEMENT

This Second Amendment to Separation Benefits Plan and Employment Agreement (this “Amendment”) is dated February 13, 2018, and is by and between Waste Connections US, Inc., a Delaware corporation (f/k/a Waste Connections, Inc.)(the “Company”), which is a wholly owned subsidiary of Waste Connections, Inc., an Ontario corporation (f/k/a Progressive Waste Solutions Ltd.)(“Parent”), and Ronald J. Mittelstaedt (“Executive”). The Company and Executive are referred to together herein as the “Parties.” All capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Plan (as hereinafter defined).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Separation Benefits Plan and Employment Agreement, effective as of February 13, 2012, which was amended December 17, 2015 (as amended, the “Plan”); and

WHEREAS, on June 1, 2016, pursuant to the terms of that certain Agreement and Plan of Merger dated as of January 18, 2016, Water Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent, merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of the Parent (the “Progressive Waste Acquisition”); and

WHEREAS, the Company and the Executive have determined that it is prudent to amend the Plan to (i) extend its term by five years, (ii) make certain changes to its terms to reflect the Progressive Waste Acquisition, and (iii) revise certain additional terms and conditions by executing this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                  General. Each reference to the term “Waste Connections, Inc.” in the Plan is hereby deleted and replaced with the term “Waste Connections US, Inc.”

2.                  Position and Responsibilities. Section 2 of the Plan is hereby deleted and replaced in its entirety with the following:

“2. Position and Responsibilities. During the Term, the Executive shall be directly employed by the Company, shall serve as Chief Executive Officer of Waste Connections, Inc., an Ontario corporation (f/k/a Progressive Waste Solutions Ltd.)(the “Parent”) and certain of its subsidiaries, including the Company, and shall perform such other duties and responsibilities as the Board of Directors of the Parent (the “Board”), may reasonably assign to the Executive from time to time. The Executive will be based at the Parent’s principal administrative offices in The Woodlands, Texas. In addition, the Parent shall nominate the Executive to serve as a member of the Board at all times during the Term, subject to election by the Parent’s shareholders. During any period in which the Executive is a member of the Board, he shall serve as its Chairman and also shall serve on its Executive Committee. The Executive shall devote such time and attention to his duties as are necessary to the proper discharge of his responsibilities hereunder. The Executive agrees to perform all duties consistent with (i) policies established from time to time by the Parent and/or the Company, and (ii) all applicable legal requirements.

The Company and the Executive agree that the Executive may, upon delivery of written notice to the Board, become the “Executive Chairman” of the Board and thereafter shall no longer serve as the Chief Executive Officer of the Parent and certain of its subsidiaries, including the Company. This change in status shall be subject to written agreement between the Executive and the Board, which shall be negotiated in good faith, regarding corresponding changes to the Executive’s duties and compensation under this Plan. If the Executive becomes the Executive Chairman of the Board, then (i) the Executive shall continue to be directly employed by the Company, and (ii) such change in status shall not be treated as a termination of the Executive’s employment with the Company for any purpose under this Plan.”

3.                  Term. Section 3 of the Plan is hereby deleted and replaced in its entirety with the following:

“3. Term. The period of this Plan, as amended, shall commence on February 13, 2018 (the “Execution Date”) and shall continue through to the fifth anniversary of such date (the “Initial Term”). On each anniversary of the Execution Date, commencing on the third anniversary of the Execution Date, this Plan shall be extended automatically by an additional year, thus extending the Initial Term of this Plan to three years from such date (the Initial Term together with any such extended period, the “Term”), unless either party shall have given the other notice of termination or non-renewal hereof as provided herein.”

4.                  Compensation, Benefits and Reimbursement of Expenses. Section 4 of the Plan is hereby amended by adding the following new Subsection 4(g):

“(g)	Retention Award. In consideration of the Executive’s entering into this Amendment and as compensation for his ongoing service, the Executive shall be granted, under the Parent’s 2016 Incentive Award Plan, a restricted share unit award with a grant date value of nine million dollars (U.S. $9,000,000) (the “Retention Award”), determined based on the per share closing price of the Parent’s common shares on the date of grant, which shall become vested under a three-year graded vesting schedule with each vesting date on the anniversary of the date of grant. The grant shall occur on or about the date the Parent grants its annual equity awards in February 2018.

In the event the Executive’s employment with the Company terminates during the Initial Term due to the Executive’s voluntary resignation of his employment with the Company (which shall not include the assignment of the Executive to the role of Executive Chairman), the Executive shall repay to the Company (or to the Parent at the Company’s direction) a pro-rata portion of the Retention Award. For clarity purposes, the Company and the Executive agree that this provision shall not apply if the Executive’s employment with the Company is terminated due to his death, disability or resignation for Good Reason. Repayment shall be made in common shares of the Parent within ten (10) business days after the Executive’s termination date (provided, however, that if the Executive does not own a sufficient number of common shares of the Parent to satisfy this obligation, he may elect to deliver the cash equivalent of that number of common shares to the Company (or to the Parent at the Company’s direction), which amount shall be calculated based on the average trading price of the Parent’s common shares on the Executive’s termination date).

The repayment amount under the preceding paragraph shall be determined as follows:

(1)       on the date of grant, the Company shall calculate, on a pro forma basis, the following:

(A)       the number of common shares of the Parent that would have been retained by the Company at the end of each month of service to pay any and all required income and employment taxes (which amount shall be calculated assuming such taxes are paid at the maximum applicable rate) related to the Retention Award if the Retention Award provided for monthly vesting over a sixty-month period (the “Monthly Tax Share Amount”); and

(B)       the number of common shares of the Parent that would be earned and received by the Executive from the Retention Award after payment of the Monthly Tax Share Amount if the Retention Award provided for monthly vesting over a sixty-month period (the “Monthly Earned Share Amount”);

(2)       on the Executive’s termination date, the Company shall calculate:

(A)       the “net” number of common shares of the Parent earned and received by the Executive on each vesting date under the Retention Award’s terms after payment of income and employment taxes (which, for this purpose only, shall be calculated assuming such taxes had been paid at the maximum applicable rate)(the “Net Vested Share Amount”);

(B)       the number of complete months worked by the Executive during the Initial Term (the “Completed Months”),

(C)        the number of common shares of the Parent which may be retained by the Executive under this Section, which shall be equal to (i) the Completed Months, multiplied by (ii) the Monthly Earned Share Amount (the “Retained Share Amount”);

(3)       within ten (10) business days after his termination date, the Executive shall deliver to the Company (or to the Parent at the Company’s direction) a number of common shares of the Parent equal to (i) the Net Vested Share Amount, minus (ii) the Retained Share Amount; and

(4)       the Company shall be entitled to any refunds of income or employment taxes which occur due to the application of this claw back provision with respect to the Retention Award, whether such amount is payable to the Executive, the Parent or the Company, and the Executive shall take all reasonable actions necessary to assist the Company to recover such amount.

In the event there is any change in the applicable tax rates paid by the Executive during the Initial Term, then the preceding formula shall be applied separately for the period prior to and after such change.”

5.                  Termination by Company. Section 7 of the Plan is hereby amended by adding the following new Subsection 7(e) to the end thereof:

“(e) Release. As a condition to the payment of any benefit related to the termination of employment, including severance, vesting of options or other benefits, including any amounts otherwise payable under this Section 7, the Executive (or the Executive’s executor, legal guardian, or other legal representative in the case of the Executive’s death or disability) shall execute and not revoke a waiver and release of all claims against the Parent and its subsidiaries, including the Company, in a form reasonably acceptable to the Parent within 21 days following the Executive’s receipt of the release agreement; provided, however, that if the Executive’s employment is terminated due to his death or disability, such release shall not apply to any claims the Executive or his estate may have against the Company or the Parent for wrongful death or gross negligence.”

6.                  Termination by Executive. Section 8 of the Plan is hereby amended by adding the following new Subsection 8(c) to the end thereof:

“(c) Release. As a condition to the payment of any benefit related to the termination of employment, including severance, vesting of options or other benefits, including any amounts otherwise payable under this Section 8, the Executive (or the Executive’s executor, legal guardian, or other legal representative in the case of the Executive’s death or disability) shall execute and not revoke a waiver and release of all claims against the Parent and its subsidiaries, including the Company, in a form reasonably acceptable to the Company within 21 days following the Executive’s receipt of the release agreement; provided, however, that if the Executive’s employment is terminated due to his death or disability, such release shall not apply to any claims the Executive or his estate may have against the Company or the Parent for wrongful death or gross negligence.”

7.                  Non-Competition and Non-Solicitation. Section 12 of the Plan is hereby deleted and replaced in its entirety with the following:

“12. Non-Competition and Non-Solicitation.

a.	The Executive acknowledges that in his employment with the Company, he occupies a position of trust and confidence. The Executive agrees that the consideration and other benefits being given to him by the Parent and its subsidiaries, including the Company, clearly justify the following restrictions which, in any event, given the Executive’s skills and ability will not prevent the Executive from earning a living. The Executive acknowledges that all restrictions contained in this Section 12 are reasonable and valid as to time, geographical area, and scope of activity to be restrained for the adequate protection of the legitimate business interests and goodwill of the Parent and its subsidiaries, including the Company, and are no broader than is necessary to protect such interests and goodwill. The Executive agrees and acknowledges that due to the high-level nature of his duties for the Parent and the Company, his key role within the Parent and the Company, and the nature and depth of the Confidential Information which the Parent and its subsidiaries, including the Company, share with the Executive, it is reasonable for the Parent and the Company to expect the Executive not to engage in competition (as set forth in this Section 12(a) anywhere in any county of any U.S. state, or any province or territory in Canada, in which the Executive provides services to the Parent and its subsidiaries, including the Company, or about which the Executive has access to Confidential Information relating to the Parent’s and each of its subsidiaries, including the Company’s, current or planned operations in such county, province or territory (the “Restricted Territory”).[1] In consideration of the provisions hereof, during the Term and for the twelve (12)-month period following the Date of Termination (the “Restricted Period”), the Executive will not, except as specifically provided below and/or for the benefit of the Parent or its subsidiaries, including the Company, anywhere in the Restricted Territory, directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity: (i) engage or prepare to engage in any business principally focusing on liquid, semi-solid or solid waste collection, transportation, disposal, recycling and/or composting, including disposal or treatment of exempt and non-exempt oil field wastes derived from the exploration and production of hydrocarbons, and the operation of transfer stations, recycling facilities, materials recovery facilities or landfills, and/or any other business engaged in by the Parent and its subsidiaries, including the Company, (collectively the “Restricted Business”); or (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, or act as a consultant or in any other advisory role, whether paid or unpaid, to any Restricted Business; or (iii) receive or purchase a financial interest in, make a loan to, make a gift in support of, or otherwise provide financial support to any Restricted Business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee. The term “solicit” and related terms such as “soliciting” or “solicitation” mean to knowingly engage in acts or communications, in person or through others, that are intended or can reasonably be expected to induce or encourage a particular responsive action (such as buying a good or service), regardless of which party first initiates the contact or communication or whether the communication is in response to an inquiry or not. Provided, that the Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Executive is not a controlling person of, or a member of a group which controls, such business and further provided that the Executive does not, in the aggregate, directly or indirectly, own Two Percent (2%) or more of any class of securities of such business.

1Within the state of Louisiana, the Restricted Territory shall include the following parishes: Caddo, Bossier, Webster, Bienville, Lincoln, Jackson, Union, Morehouse, West Carroll, East Carroll, Madison, Richland, Franklin, Tensas, Quachita, Winn, Caldwell, Red River, Desoto, Sabine, Natchitoches, Grant, LaSalle, Avoyelles, Beauregard, Allen, Evangeline, St Landry, Lafayette, Point Coupee, East Baton Rouge, West Baton Rouge, Iberville, Assumption, St. Martin, St. Mary, Calcasieu, Jeff Davis, Allen, Acadia, Vermillion, Cameron, Iberia, Terrebonne, Lafourche, Ascension, St John, St James, St Charles, Jefferson, St Tammany, Orleans, St Bernard, Plaquemines, and Tangipahoa.

b.	During the Restricted Period, the Executive shall not (i) solicit any customer of the Parent or any of its subsidiaries, including the Company, to whom any such entity provides service pursuant to a franchise agreement with a public entity in the Restricted Territory, (ii) solicit on behalf of a competitor any customer of the Parent or any of its subsidiaries, including the Company, to enter into a relationship involving the Restricted Business with a competitor of the Parent or any of its subsidiaries, including the Company, in the Restricted Territory, (iii) solicit any such public entity to enter into a franchise agreement with any such competitor, (iv) solicit any officer of the Parent or any of its subsidiaries, including the Company, to enter into an employment agreement with a competitor of the Parent or any of its subsidiaries, including the Company, or otherwise interfere in any such relationship, or (v) solicit on behalf of a competitor of the Parent or any of its subsidiaries, including the Company, any prospective customer of the Parent or any of its subsidiaries, including the Company, in the Restricted Territory that the Executive called on or was involved in soliciting on behalf of the Parent or any of its subsidiaries, including the Company, during the Term, provided, however, that nothing herein shall prevent the Executive from soliciting any of the following officers of the Parent or the Company to be employed in a business that is not competitive with the business of the Parent or any of its subsidiaries, including the Company (i) at any time after any such officer’s employment is terminated by the Parent or the Company, (ii) at any time after any such officer’s employment is terminated by the officer for Good Reason (as defined in the officer’s employment agreement), and (iii) at any time after the expiration the number of months indicated after each officer’s name from the date of termination of such officer by the Parent or the Company for “Cause” (as such term is defined in the Separation Benefits Plan applicable to such officer) or from the date such officer notifies the Parent or the Company of his intention to terminate his employment other than for “Good Reason” (as such term is defined in the Separation Benefits Plan applicable to such officer): Darrell Chambliss (twelve (12) months), Steven Bouck (twelve (12) months), and Worthing Jackman (twelve (12) months).

c.	If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Plan shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

d.	If the scope, duration or area of the restrictions contained in this Section 12 is reduced by a final judgement of a court of competent jurisdiction after the Company has elected to apply the Optional Restricted Period as permitted in Section 7 of this Plan, the Company may, within thirty days after the issuance of such final judgement, rescind its election to apply the Optional Restricted Period and either (i) if the rescission occurs prior to the first anniversary of the Date of Termination, not make the Seven Million Dollar (U.S. $7,000,000) additional payment to the Executive as provided in Section 7, or (ii) if the rescission occurs on or after the first anniversary of the Date of Termination, require the Executive to repay the Seven Million Dollar (U.S. $7,000,000) additional payment amount paid under Section 7. In the event the Executive does not timely repay the additional payment amount pursuant to the preceding sentence, the Executive shall reimburse any reasonable court costs and legal fees incurred by the Parent or its subsidiaries, including the Company, to recover such amount.”

8.                  Governing Law and Jurisdictional Agreement. Section 22 of the Plan is hereby deleted and replaced in its entirety with the following:

“22. Governing Law and Jurisdictional Agreement. The Plan and this Amendment are together intended to be a Top Hat Plan and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan and this Amendment to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the State of Texas shall apply, excluding any that mandate the use of another jurisdiction’s laws. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Harris County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, the Plan and this Amendment.”

9.                  Enforcement. Section 24 of the Plan is hereby deleted and replaced in its entirety with the following:

“24. Enforcement. It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Parent and its subsidiaries, including the Company, in the event of a breach or threatened breach of Section 5, 6 or 12 of this Plan, and, in any action or proceeding to enforce the provisions of Section 5, 6 or 12 hereof, the Executive waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. Notwithstanding any claim procedure or arbitration requirement as set forth in Appendix A, the Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond and the Company and the Executive hereby agree that the Company is entitled to seek such remedies in the jurisdiction set forth in Section 22 hereof. The Executive agrees that if the Executive breaches any provision of Section 12, the Company and the Parent may discontinue and terminate all severance payments and benefits under Sections 7, 8 and 10 of this Plan, as applicable, and recover as partial damages all profits realized by the Executive at any time prior to such recovery arising from the acceleration of any equity award in connection with the Executive’s termination of employment, including the subsequent sale of common shares of the Parent received in connection with vesting of such awards, and may also cancel any or all outstanding equity awards held by the Executive.”

10.              No Other Changes. Except as provided in this Amendment, the Plan shall remain in full force and effect and remain unchanged.

11.              Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

12.              Governing Law. The Plan and this Amendment are together intended to be a Top Hat Plan and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan and this Amendment to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the State of Texas shall apply, excluding any that mandate the use of another jurisdiction’s laws. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Harris County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, the Plan and this Amendment.

13.              Miscellaneous. This Amendment and the Plan set forth the entire agreement between the Company and the Executive concerning the subject matter herein, and fully supersedes any and all prior oral or written agreements, promises or understandings between the Company and the Executive concerning the subject matter herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an equity award held by the Executive. Further, the Executive represents and acknowledges that in executing this Amendment, the Executive does not rely, and has not relied, on any prior oral or written communications by the Company, and the Executive expressly disclaims any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Amendment. Therefore, the Executive understands that he is precluded from bringing any fraud or fraudulent inducement claim against the Company associated with any such communications, agreements, promises, inducements, understandings, statements or representations. The Company and the Executive are entering into this Amendment based on their own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of February 13, 2018.

WASTE CONNECTIONS US, INC.		EXECUTIVE

By:	/s/ Steven F. Bouck	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Its:	President

Date: February 13, 2018		Date: February 13, 2018